Exhibit 99.1

ENZON
PHARMACEUTICALS                        For Immediate Release
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PRESS RELEASE
                                       Contact: Kenneth J. Zuerblis
                                                Vice President, Finance & CFO
                                                908-541-8717

                                                Euro RSCG Life NRP
                                                Mark R. Vincent, Media Relations
                                                212-845-4239

                     ENZON UPDATES ITS FINANCIAL OUTLOOK FOR
                      THE FISCAL YEAR ENDING JUNE 30, 2004

      BRIDGEWATER, NJ - October 22, 2002 - Enzon Pharmaceuticals, Inc. (NASDAQ:ENZN) announced today that it is updating its financial outlook and withdrawing its pre-tax net income and EBITDA guidance for the fiscal year ending June 30, 2004 which it announced in its fourth quarter 2003 earnings conference call on August 13, 2003, based on the performance of Schering-Plough's PEG-INTRON(R).

      Based on the information received from Schering-Plough, Enzon now anticipates receiving royalty revenue for the quarter ended September 30, 2003 of approximately $13.5 to $14.5 million. The royalty revenue received by Enzon is made up principally of royalties from sales of PEG-INTRON by Schering-Plough. Enzon does not participate in the manufacturing, marketing or sales of PEG-INTRON. The decline in royalty revenue this quarter as well as the significant volatility in royalty revenue in previous quarters are not reasonably predictable from prescription data, the only information available to Enzon to forecast sales of PEG-INTRON. Based on the significant volatility and the lack of reliable predictive information for net sales of PEG-INTRON, the Company is unable to continue to provide guidance on net income for fiscal 2004.

      The Company also announced that it is increasing its guidance on North American sales of ABELCET(R) (Amphotericin B Lipid Complex Injection) to the upper end of its previously announced range for full year fiscal 2004 to $65 to $70 million as compared to the original range of $60 to $70 million. ABELCET is the largest product that Enzon markets and represents

                                     -more-

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                                685 Route 202/206
                    Phone: (908) 541-8600 Fax: (908) 575-9457
                              http://www.enzon.com

Financial outlook/ page 2


approximately 60% of Enzon's net sales. Except as described in this release, Enzon is not revising any of the other guidance provided in the August 13th conference call.

      "All aspects of the business that we control continue to be at or above of our expectations," commented Arthur J. Higgins, Chairman and Chief Executive Officer of Enzon Pharmaceuticals, Inc. "In addition to the better than expected performance of ABELCET, all of our products that we market continue to show growth and our expenses remain under control and within previous guidance."

         The management of Enzon will be hosting a conference call today, October 22, 2003 at 9:30 AM EDT. All interested parties can access the live call using the following information:

                Domestic Dial-In Number            888-423-3271
                International Dial-In Number       651-224-7582
                Access Code                        703294

         Enzon's conference call will also be webcast in a "listen only" mode via the Internet at http://www.vcall.com. Additionally, for those parties unable to listen at the time of Enzon's conference call, a rebroadcast will be available following the call on October 22, 2003 at approximately 2:45 PM EDT. This rebroadcast will end on November 6, 2003 at midnight. The rebroadcast may be accessed using the following information:

                Domestic Dial-In Number            800-475-6701
                International Dial-In Number       320-365-3844
                Access Code                        703294

         The management of Enzon will also be hosting a conference call in conjunction with the release of its first quarter earnings for fiscal 2004 on November 6, 2003 at 5:00 PM EDT. All interested parties can access the live call using the following information:

                Domestic Dial-In Number            800-553-0351
                International Dial-In Number       612-288-0318
                Access Code                        702254

                                     -more-

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                                685 Route 202/206
                    Phone: (908) 541-8600 Fax: (908) 575-9457
                              http://www.enzon.com

Financial outlook/ page 3


      Enzon Pharmaceuticals is a biopharmaceutical company dedicated to the discovery, development and commercialization of therapeutics to treat life-threatening diseases. The company has developed or acquired a number of marketed products, including PEG-INTRON, marketed by Schering-Plough, and ABELCET, which is marketed in North America by Enzon. Enzon's science-focused strategy includes an extensive drug development program that leverages the Company's PEG modification and single-chain antibody (SCA(R)) technologies. Internal research and development efforts are complemented by strategic transactions that provide access to additional products, projects, and technologies. Enzon has several drug candidates in various stages of development, independently and with partners.

      Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors, which are described in the Company's Form 10-K, Form 10-Q's and Form 8-K's on file with the SEC, including without limitation, Enzon's ability to continue to increase ABELCET's share of the antifungal market and to sustain such increased market share and to successfully market its proprietary products; Enzon's dependence on Schering-Plough's effective marketing of PEG-INTRON; Enzon's ability to clinically advance its PEG-Camptothecin and ATG-Fresenius programs; Enzon's ability to sustain profitability and positive cash flow; risks in obtaining and maintaining regulatory approval for indications and expanded indications for Enzon's products; market acceptance of and continuing demand for Enzon's products; timing and results of clinical trials and the impact of competitive products and pricing. All information in this press release is as of October 22, 2003, and the Company undertakes no duty to update this information.

      For further information regarding Enzon, this press release or the conference call, please go to Enzon's website homepage at http://www.enzon.com and to Enzon's Investor Relations website page at http://www.enzon.com/shareholders.html.

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                                685 Route 202/206
                    Phone: (908) 541-8600 Fax: (908) 575-9457
                              http://www.enzon.com